Exhibit 10.23

Desktop Metal™

October 29, 2019

Tuan TranPham

36 Central Avenue, Unit 2

Milton, MA 02186

Re:                             Transition Service and Separation Agreement (“Agreement”)

Dear Tuan:

This letter confirms that your employment with Desktop Metal, Inc. (the “Company”) will be ending. We appreciate your service and contributions and wish to make this transition as smooth as possible. The purpose of the Agreement is to establish an amicable arrangement for ending your employment relationship and to state the terms of your employment during the Transitional Services Period (defined below). For purposes of this Agreement, the actual last day of your employment shall be referred as the “Separation Date.” If you sign and return Agreement to Amy Buntel - amy@desktopmetal.com on or November 19, 2019, and allow it to become effective in accordance with the terms of Section 8(c), it shall become a binding agreement between you and the Company, and you will receive the separation benefits described herein. If you do not timely sign and return it, or if you revoke it, you will receive no payments or benefits from the Company after the Separation Date.

1                                         Transition Service Period. Provided you enter into and comply with this Agreement, the Company will continue to employ you on an “at-will” basis through the January 1, 2020 (the “Transitional Services Period”), or an earlier date if you resign or if the Company terminates you for cause, as determined by the Company in good faith. Unless otherwise directed by the Company, during the Transitional Services Period you will be available to provide the Company assistance in transitioning your work however, will not be required to come to the office or travel on behalf of the Company. With respect to compensation, you will continue to receive your salary, earned commissions and benefits and you will continue to vest in your outstanding stock options through the end of the Transitional Services Period.

2.                                      Return of Company Property. On or before the Separation Date or earlier if requested by the Company, you will return all Company property including, without limitation, confidential information or copies of such information, or other documents or materials, equipment, or other property belonging to the Company including but not limited to your laptop and any sample parts in your possession.

3.                                      Accrued Wages and Expenses. You acknowledge receipt, on the Separation Date, of a payment in the amount equal to all earned wages owed to you through the Separation Date, including base pay and earned commissions. During the Transition Service Period you will not be traveling on behalf of the Company, therefore on or before November 30, 2019, you will submit for reimbursement in accordance with the Company’s expense reimbursement policies and practices all unreimbursed business expenses incurred by you, so that the Company may promptly pay you.

63 3rd Ave |Burlington, MA 01803

4.                                      Severance Payments. Provided you execute this Agreement, and allow it to become effective in accordance with the terms of Section 8(c), the Company will pay to your severance equal to 6 months of your base salary rate, less applicable taxes, garnishments and any other withholding required by law or authorized by you. The severance will be paid semi-monthly in 12 equal installments.

5.                                      COBRA. If eligible, you will be given the opportunity to elect continuation of healthcare benefits at your own expense pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the applicable state equivalent (together, “COBRA”). If you timely execute this Agreement and allow it to become irrevocable, the Company will pay directly to the COBRA administrator the COBRA benefit premiums through June 30, 2010 or until you are no longer eligible for COBRA benefits.

6.                                      Stock Options. Your vesting in stock options or other equity awards issued to you in conjunction with your employment by the Company is as reflected in Exhibit A hereto. Your rights with respect to stock options or other equity awards are as stated in the applicable equity plan, agreement and notice of grant.]

7.                                      Acknowledgment of Your Continuing Obligations to the Company. In conjunction with your employment by the Company, you executed the Invention and Non-Disclosure Agreement attached as Exhibit B hereto and the Non-competition and Non-Solicitation Agreement attached as Exhibit C (collectively the “Confidentiality Agreement”). You acknowledge and agree to comply with all continuing obligations under the Confidentiality Agreement, including but not limited to your obligations with respect to Proprietary Information, Company Inventions, and the Non-Competition and Non-Solicitation provisions. Notwithstanding the foregoing, or anything contained in the Confidentiality Agreement, you acknowledge that you will not be held criminally or civilly liable for (a) the disclosure of confidential or proprietary information or trade secrets that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) disclosure of confidential or proprietary information or trade secrets in a made in a complaint or other document filed in a lawsuit or other proceeding under seal or pursuant to court order.

8.                                      General Release. You agree not to sue, or otherwise file any claim against, the Company or any of its directors, officers, managers, employees or agents for any reason whatsoever based on anything that has occurred as of the date you sign this agreement.

a)                                     On behalf of yourself and your executors, administrators, heirs and assigns, you hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, directors, officers, managers, employees, agents and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever your employment by the Company or the separation thereof, including without limitation any and all claims arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of

1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., Mass. Gen. Laws ch. 151B, § 1 et seq.; the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 111; the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C; the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law); the Massachusetts Infertility Insurance Mandate, Mass. Gen. Laws ch. 175, § 47H; the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; the laws of any other state governing labor and employment; Claims for breach of contract; all common law Claims; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, any retention agreement between you and the Company); all claims to any non-vested ownership interest in the Company, contractual or otherwise; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from(i) filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or the Massachusetts Commission Against Discrimination (except that you acknowledge that you may not recover any monetary benefits in connection with any such Claim, charge or proceeding), or (ii) communicating or cooperating with any government agency; and further provided that nothing herein requires you release (iii) your rights under this Agreement or (iv) any Claims that cannot be released as a matter of law.

b)                                     You have been informed that, by statute or common law, a general release of claims may not extent to Claims that you do not know or suspect to exist in your favor at the time of executing the release, where such Claims, if known to you, may have materially affected your decision to settle. Being aware of such statutory or common laws principles, you nonetheless agree to waive your right to pursue such unknown Claims against the Releasees.

c)                                      In accordance with the Older Workers Benefit Protection Act of 1990 you acknowledge that you are aware of the following:

(i)                                     This paragraph, and this Agreement are written in a manner calculated to be understood by you.

(ii)                                  The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which you sign this Agreement.

(iii)                               This Agreement provides for consideration in addition to anything of value to which you are already entitled.

(iv)                              You have been advised to consult an attorney before signing this Agreement.

(v)                                 You have been granted twenty-one (21) days after you are presented with this Agreement to decide whether or not to sign it. If you execute this Agreement prior to the expiration of such period, you do so voluntarily and after having had the opportunity to consult with an attorney, and hereby waive the remainder of the twenty-one (21) day period.

(vi)                              You have the right to revoke this Agreement within seven (7) days of signing it. In the event this Agreement is revoked, it will be null and void in its entirety, and you will not receive the benefits of this Agreement.

If you wish to revoke this Agreement, you must deliver written notice stating that intent to revoke to Amy Buntel - amy@desktopmetal.com, on or before 5:00 p.m. on the seventh (7th) day after the date on which you sign this Agreement. The eighth day following your executive of this Agreement shall be the “Effective Date.”

9.                                      Requests for References. All external requests for references should be directed to Director of People Operation who will confirm only your job title and dates of employment.

10.                               Confidentiality of this Agreement. The existence and terms of this Agreement are confidential. You shall not disclose its existence or terms to any person, other than members of your immediate family, your attorney, and your accountant or any government taxing authority.

11.                               Employee’s Representations. You represent and warrant that:

a)                                     You have returned to the Company all Company property in your possession;

b)                                     You are not owed wages, commissions, bonuses or other compensation, other than as set forth in this Agreement;

c)                                      During the course of your employment you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation law; and

d)                                     You have not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will you do so in the future, except as specifically allowed by this Agreement.

12.                               Non-Disparagement. You agree not to disparage or defame the Company, its directors, officers and employees, Company products or services, or any Releasee, publicly or privately, directly or indirectly through others, by use of any words, actions, gestures or medium, including but not limited to on social media or other internet site. Nothing in this Section 11 shall prevent you from testifying truthfully in response to a subpoena or other legal process; nor shall anything herein prevent you from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice.

13.                               Severability. The provisions of this agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or the enforceability of any other provision. You represent that you have thoroughly read and considered all aspects of this agreement, that you understand all of its provisions, and that you are voluntarily entering into this agreement.

14.                               Governing Law and Attorneys’ Fees. This Agreement will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts, without regard to the conflicts of laws rules thereof. If it is necessary to for either party to file suit to enforce this Agreement, the prevailing party shall recover its reasonable costs of enforcement, including costs and reasonable attorneys’ fees.

15.                               Integrated Agreement. This Agreement, together with the Confidentiality Agreement, sets forth the entire agreement between you and Company and supersedes and replaces any and all prior oral or written agreements or understandings between you and Company. You represent that you have signed this Agreement voluntarily.

16.                               Amendment of this Agreement. This agreement may not be altered, amended, or modified except by a further written document signed by you and an authorized representative of Company.

17.                               Execution in Counterparts. This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

If the above terms are agreeable to you, please date and sign the original of this letter in the place indicated below and return it to Amy Buntel - amy@desktopmetal.com on or before November 19, 2019

Very truly yours,

/s/ Ric Fulop
Ric Fulop
Desktop Metal, Inc.

Accepted and agreed to on this 08 day of Nov, 2019.

/s/ Tuan TranPham
Tuan TranPham